EXHIBIT 99.1

Contacts:	W. Benjamin Moreland, CFO
Jay Brown, Treasurer Crown Castle International Corp. 713-570-3000

FOR IMMEDIATE RELEASE

CROWN CASTLE INTERNATIONAL REPORTS

SECOND QUARTER 2005 RESULTS; COMPLETES $275 MILLION REVOLVING CREDIT FACILITY

August 2, 2005 – HOUSTON, TEXAS – Crown Castle International Corp. (NYSE:CCI) today reported results for the second quarter ended June 30, 2005 and announced the completion of a $275 million revolving credit facility.

Site rental revenue for the second quarter of 2005 increased $14.4 million, or 10.8%, to $146.9 million from $132.5 million for the same period in the prior year. Site rental gross margin, defined as site rental revenue less site rental cost of operations, increased 14.1% to $99.1 million, up $12.2 million in the second quarter of 2005 from the same period in 2004. Adjusted EBITDA for the second quarter of 2005 increased $11.1 million, or 15.5%, to $82.6 million, up from $71.5 million for the same period in 2004.

Recurring cash flow, defined as Adjusted EBITDA less interest expense less sustaining capital expenditures, was $44.5 million for the second quarter of 2005, compared to $11.4 million for the second quarter of 2004. Recurring cash flow per share, defined as recurring cash flow divided by common shares outstanding, was $0.20 in the second quarter of 2005 compared to $0.05 in the second quarter of 2004.

As previously announced during the second quarter, Crown Castle refinanced virtually all of its outstanding indebtedness at a lower interest rate, retiring $1.4 billion of its high yield notes. Net loss was ($227.5) million for the second quarter of 2005, inclusive of $198.5 million in losses from the early retirement of debt, compared to a net loss of ($50.8) million for the same period in 2004. Net loss after deduction of dividends on preferred stock was ($237.0) million in the second quarter of 2005, compared to a loss of ($60.1) million for the same period last year. Weighted average common shares outstanding decreased to 218.2 million for the second quarter of 2005 from 221.9 million for the same period in the prior year. Second quarter net loss per share was $(1.09), inclusive

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of $0.91 per share losses from the early retirement of debt, compared to a net loss per share of $(0.27) in last year’s second quarter.

OPERATING RESULTS

US site rental revenue for the second quarter of 2005 increased $12.5 million, or 10.3%, to $133.5 million, compared to second quarter 2004 US site rental revenue of $121.0 million. US site rental gross margin increased 13.8% to $90.3 million, up $10.9 million in the second quarter of 2005 from the same period in 2004.

Australia site rental revenue for the second quarter of 2005 increased $1.8 million, or 15.8%, to $13.3 million, up from $11.5 million for the same period in 2004. Australia site rental gross margin increased 17.7% to $8.9 million, up $1.3 million in the second quarter of 2005 from the same period in 2004. In both the second quarter of 2004 and 2005, Australia site rental revenue and site rental gross margin benefited by approximately $2 million from an annual customer contractual payment.

“We are very pleased with the growth we continue to see in our core business reflected in our strong second quarter results,” stated John P. Kelly, President and Chief Executive Officer of Crown Castle. “Comparing the second quarter 2004 to second quarter 2005, we have achieved $48.8 million growth in annualized site rental gross margin on $57.4 million of additional annualized site rental revenue. The growth in our core business coupled with annualized interest expense savings of $84.7 million, which we’ve achieved through various refinancings over the last year, resulted in annualized recurring cash flow growth of $132.4 million. Our tower leasing business is benefiting from the addition of new tenants to our existing tower portfolio caused by the continued growth in wireless minutes and introduction of new data services by wireless carriers in the US and Australia. Further, we expect to see similar to slightly higher levels of leasing activity in the second half of 2005 as we saw in the first half.”

INVESTMENTS

During the second quarter of 2005, Crown Castle invested $231.8 million in capital expenditures and the purchase of its equity and convertible securities. During the quarter, Crown Castle purchased approximately 10.4 million shares of its common stock using approximately $175.8 million in cash, an average of $16.94 per share, and utilized $43.7 million in cash to retire $24.6 million of face value of its 4% Convertible Notes (convertible to common shares at $10.83 per share), reducing potential shares outstanding by 2.3 million. Common shares outstanding –

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basic and diluted – were 215.8 million on June 30, 2005. Also during the second quarter of 2005, Crown Castle spent $12.3 million on capital expenditures, comprised of $2.7 million of sustaining capital expenditures and $9.6 million of revenue generating capital expenditures.

On July 12, 2005, Crown Castle announced that it had entered into a definitive agreement to acquire 467 towers from TrinTel Communications, Inc. (“TrinTel”), based in Irving, Texas, for approximately $145 million in cash. Crown Castle’s acquisition of the TrinTel towers closed August 1, 2005. TrinTel’s portfolio currently produces approximately $14 million in annualized site rental revenue, over 98% of which is derived from wireless telephony tenants, and approximately $9 million in annualized site rental gross margin. The towers were built between 1998 and 2001, with an average age of 4.7 years, and are primarily located in key US markets, such as Dallas-Fort Worth and Detroit. Crown Castle funded the acquisition entirely through borrowings under its new credit facility (described below).

Also on July 12, 2005, Crown Castle announced it had made an additional investment of $55 million in FiberTower Corporation (“FiberTower”), a privately-held provider of backhaul services. FiberTower designs, deploys and operates radio-based backhaul networks for major wireless carriers. Crown Castle retains approximately 32%, on a fully diluted basis, of FiberTower and remains FiberTower’s largest shareholder. As part of Crown Castle’s investment, FiberTower raised a total of $150 million through an equity offering, with investments from several prominent private equity firms.

BALANCE SHEET IMPROVEMENTS

On June 8, 2005, Crown Castle completed the sale of $1.9 billion of Senior Secured Tower Revenue Notes, Series 2005-1 (“Notes”), issued by an indirect US subsidiary. The Notes consist of five classes, which are all rated investment grade. The weighted average interest rate on the various classes of Notes is approximately 4.89%, entirely on a fixed interest rate basis.

Crown Castle used most of the net proceeds received from the Notes to fund the purchase of its 10 3/4% Senior Notes, 9 3/8% Senior Notes, 7.5% Senior Notes and 7.5% Series B Senior Notes, to repay its outstanding Crown Castle Atlantic credit facility, and to fund the redemption of its outstanding 9% Senior Notes, 9 1/2% Senior Notes, 10 3/8% Senior Discount Notes and 11 1/4% Senior Discount Notes. The balance of the net proceeds is expected to be used for general corporate purposes.

The Notes provide Crown Castle with the flexibility to use cash flow generated by its subsidiaries after debt service for any corporate purpose, subject to certain restrictions. As a result,

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Crown Castle may invest in tower acquisitions, tower builds, common stock repurchases, dividends or other investments it deems attractive without the significant limitations that previously existed under its high-yield notes.

In addition, the Notes allow, subject to certain conditions, for the issuance of additional notes based on increases in cash flow from growth on the existing tower assets and from newly acquired or built tower sites.

Further, on August 1, 2005, Crown Castle completed a $275 million revolving credit facility. Borrowings under the credit facility may be used for general corporate purposes, including capital expenditures, acquisitions, common stock purchases and dividends. Under the terms of the facility, Crown Castle may use up to $100 million of borrowings for stock purchases and dividends. Borrowings under the facility will bear interest at a rate per annum of 200 to 275 basis points (based on interest expense coverage) plus LIBOR.

KeyBank National Association and Calyon New York Branch were the co-lead arrangers of the credit facility. Royal Bank of Scotland was the documentation agent of the credit facility. The syndicate of lenders also included Morgan Stanley and Lehman Brothers.

“We are very excited to have completed a number of important milestones during the last several months,” stated Ben Moreland, Chief Financial Officer of Crown Castle. “The $1.9 billion Notes offering, the completion of the $275 million revolving credit facility and the elimination of nearly all of our outstanding high-yield notes contributed to a vastly simplified, cheaper and more flexible capital structure. We have eliminated virtually all restrictions on the use of cash generated by our business after debt service, significantly reduced our annual interest expense and created an ongoing borrowing mechanism that should enable us to lever the growth that we expect in our business. As evidenced by the significant investments in our common stock and the acquisition of the TrinTel towers, our recent financing activities position Crown Castle to continue to make investments that drive recurring cash flow per share. We remain focused on our long-term goal of 20% to 25% annual growth in recurring cash flow per share through the expected growth in our core tower business and related investments.”

OUTLOOK

The following outlook tables are based on current expectations and assumptions and assume a US dollar to Australian dollar exchange rate of 0.73 US dollars to 1.00 Australian dollars. This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-

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looking statements herein is set forth below and in Crown Castle’s filings with the Securities and Exchange Commission.

The following tables set forth Crown Castle’s current outlook:

(dollars in millions)	Third Quarter 2005	Fourth Quarter 2005	Full Year 2005
Site Rental Revenue	$149 to 151	$153 to 156	$590 to 595
Site Rental Cost of Operations	$49 to 51	$49 to 51	$194 to 196
Site Rental Gross Margin	$98 to 100	$102 to 105	$395 to 400
Adjusted EBITDA	$80 to 82	$82 to 84	$320 to 325
Interest Expense	$28 to 30	$28 to 30	$130 to 134
Sustaining Capital Expenditures	$4 to 6	$2 to 4	$10 to 14
Recurring Cash Flow	$47 to 49	$49 to 52	$175 to 180

Revenue Generating Capital Expenditures:

Revenue Enhancing on Existing Sites	$7 to 9	$5 to 7	$20 to 25

Land Purchases	$5 to 10	$5 to 10	$12 to 23

New Site Construction	$5 to 10	$10 to 15	$20 to 30

Total Revenue Generating Capital Expenditures	$17 to 29	$20 to 32	$52 to 78

CONFERENCE CALL DETAILS

Crown Castle has scheduled a conference call for Wednesday, August 3, 2005, at 10:30 a.m. eastern time to discuss second quarter results and Crown Castle’s Outlook. Please dial 303-262-2051 and ask for the Crown Castle call at least 10 minutes prior to the start time. A telephonic replay of the conference call will be available from 12:30 p.m. eastern time on Wednesday, August 3, 2005 through 11:59 p.m. eastern time on Wednesday, August 10, 2005 and may be accessed by dialing 303-590-3000 using passcode 11034431#. An audio archive will also be available on Crown Castle’s website at www.crowncastle.com shortly after the call and will be accessible for approximately 90 days.

Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced shared wireless infrastructure, including extensive networks of towers. Crown Castle offers significant wireless communications coverage to 76 of the top 100 United States markets and to substantially all of the Australian population. Crown Castle owns, operates and manages over 11,000 and 1,300 wireless communication sites in the U.S. and Australia, respectively. For more information on Crown Castle visit: http://www.crowncastle.com.

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Non-Cash Compensation and Discontinued Operations

Crown Castle incurs non-cash compensation charges related to the issuance of restricted stock and stock options to certain employees and executives. Beginning in the first quarter of 2005 and in accordance with the provisions of SEC Staff Accounting Bulletin No. 107, Crown Castle is classifying all non-cash compensation as components of cost of operations and general and administrative costs. In prior periods, Crown Castle had shown non-cash compensation as a separate line-item on its income statement. Prior period amounts of non-cash compensation have been reclassified for comparison purposes.

In January 2005, Crown Castle adopted a plan to sell OpenCell, a small subsidiary that manufactures distributed antenna system equipment. As a result, Crown Castle has restated its financial statements to present the assets, liabilities, results of operations and cash flows of OpenCell as amounts from discontinued operations. Such restatements have been made for all periods presented.

Summary of Non-Cash Amounts In Tower Gross Margin

In accordance with applicable accounting standards, Crown Castle recognizes site rental revenues and ground lease expenses monthly on a straight-line basis, regardless of whether the receipts and payments are in equal monthly amounts. An agreement, related to an acquisition in Australia, provides the seller with a rent-free period at the beginning of the lease term, and other agreements call for rent to be prepaid for a specified period. If, and to the extent the payment terms call for fixed escalations (as in fixed dollar or fixed percentage increases), the effect of such increases is recognized on a straight-line basis over the appropriate lease term. As a result of this accounting method, a portion of the revenue and expense recognized in a given period represents cash collected or paid in other periods.

A summary of the non-cash portions of our site rental revenues, ground lease expense and resulting impact on site rental gross margins is as follows:

(dollars in thousands)	For the Three Months Ended June 30, 2005
Non-Cash portion of site rental revenues:
Amounts attributable to rent-free periods	$2,405
Amounts attributable to straight-line recognition of fixed escalations	$1,063

$3,468
Non-Cash portion of ground lease expense:
Amounts attributable to straight-line recognition of fixed escalations	$3,530
Non-Cash compensation charges	71

Non-Cash impact on site rental gross margins:	$(133)

Non-GAAP Financial Measures

This press release includes presentations of Adjusted EBITDA and recurring cash flow, which are non-GAAP financial measures.

Crown Castle defines Adjusted EBITDA as net income (loss) plus cumulative effect of change in accounting principle, income (loss) from discontinued operations, minority interests, credit (provision) for income taxes, interest expense, amortization of deferred financing costs, interest and other income (expense), depreciation, amortization and accretion, operating non-cash compensation charges, asset write-down charges and restructuring charges (credits). Adjusted EBITDA is not intended as an alternative measure of operating results (as determined in accordance with Generally Accepted Accounting Principles (GAAP)). Adjusted EBITDA is presented as additional information because management believes it to be a useful indicator of the current financial performance of our core businesses. In addition, Adjusted EBITDA is the measure of current financial performance generally used in our debt covenant calculations.

Crown Castle defines recurring cash flow to be Adjusted EBITDA, less interest expense and less sustaining capital expenditures. Each of the amounts included in the calculation of recurring cash flow are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not defined under GAAP. Sustaining capital

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expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity or term of an asset. Recurring cash flow is not intended as an alternative measure of cash flow from operations (as determined in accordance with GAAP). Recurring cash flow is provided as additional information because management believes it to be useful in providing investors with a reasonable estimate of our cash flow available for discretionary investments (including expansion projects, improvements to existing sites, debt repayment, securities purchases and dividends) without reliance on additional borrowing or the use of our cash and cash equivalents.

Our measures of Adjusted EBITDA and recurring cash flow may not be comparable to similarly titled measures of other companies. The tables set forth below reconcile these non-GAAP financial measures to comparable GAAP financial measures.

Reconciliations of Non-GAAP Financial Measures to Comparable GAAP Financial Measures:

Adjusted EBITDA is computed as follows:

	For the Three Months Ended
(dollars in thousands)	June 30, 2005	June 30, 2004
Net income (loss)	$(227,451)	$(50,780)
Income (loss) from discontinued operations, net of tax	(2,347)	(15,108)
Minority interests	(798)	277
Credit (provision) for income taxes	147	684
Interest expense and amortization of deferred financing costs	35,393	56,568
Interest and other income (expense)	202,635	1,311
Depreciation, amortization and accretion	72,712	70,473
Operating non-cash compensation charges	1,753	6,203
Asset write-down charges	555	1,868
Restructuring charges (credits)	—	—

Adjusted EBITDA	$82,599	$71,496

Recurring Cash Flow is computed as follows:

	For the Three Months Ended
(dollars in thousands)	June 30, 2005	June 30, 2004
Net cash provided by operating activities	$34,530	$36,796
Add: Other adjustments(1)	12,676	(21,868)
Less: Sustaining capital expenditures	(2,751)	(3,486)

Recurring Cash Flow	$44,455	$11,442

(1)	Other adjustments include adjustments for changes in assets and liabilities, excluding the effects of acquisitions, restructuring charges and provision for income taxes.

Sustaining Capital Expenditures is computed as follows:

	For the Three Months Ended
(dollars in thousands)	June 30, 2005	June 30, 2004
Capital expenditures	$12,333	$12,643
Less: Revenue enhancing on existing sites	(4,887)	(6,618)
Less: Land purchases	(795)	—
Less: New site construction	(3,900)	(2,539)

Sustaining Capital Expenditures	$2,751	$3,486

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Adjusted EBITDA for the quarters ending September 30, 2005 and December 31, 2005 and the year ending December 31, 2005 is forecasted as follows:

(dollars in millions)	Q3 2005 Outlook	Q4 2005 Outlook	Full Year 2005 Outlook
Net income (loss)	$(22) to (34)	$(16) to (29)	$(388) to (431)
Minority interests	(1) to (2)	(1) to (2)	0 to (4)
Credit (provision) for income taxes	0.1 to 0.2	0.1 to 0.2	0.5 to 2
Interest expense and amortization of deferred financing costs	28 to 30	28 to 30	130 to 134
Interest and other income (expense)	2 to 3	0 to 2	285 to 295
Depreciation, amortization and accretion	70 to 75	72 to 77	280 to 300
Operating non-cash compensation charges	5 to 6	1 to 2	8 to 10
Asset write-down charges	0 to 2	0 to 2	2 to 5
Restructuring charges (credits)	—	—	8 to 9

Adjusted EBITDA	$80 to 82	$82 to 84	$320 to 325

Recurring Cash Flow for the quarters ending September 30, 2005 and December 31, 2005 and the year ending December 31, 2005 is forecasted as follows:

(dollars in millions)	Q3 2005 Outlook	Q4 2005 Outlook	Full Year 2005 Outlook
Net cash provided by operating activities	$48 to 53	$48 to 54	$169 to 190
Add: Other adjustments(1)	0 to 5	0 to 5	0 to 20
Less: Sustaining capital expenditures	(4) to (6)	(2) to (4)	(10) to (14)

Recurring Cash Flow	$47 to 49	$49 to 52	$175 to 180

(1)	Other adjustments include adjustments for changes in assets and liabilities, excluding the effects of acquisitions, restructuring charges and provision for income taxes.

Other Calculations:

Annualized quarter over quarter changes for the quarter ending June 30, 2005 is calculated as follows:

	Three Months Ended	Three Months Ended
(dollars in millions)	June 30, 2005	June 20, 2004	Change	Annualized (x4) (1)
Site rental revenue	$146.9	$132.5	$14.4	$57.4
Less: Site rental cost of operations	47.8	45.6	2.2	8.6

Site rental gross margin	$99.1	$86.9	$12.2	$48.8
Interest expense	35.4	56.6	(21.2)	(84.7)
Recurring Cash Flow	44.5	11.4	33.1	132.4

(1)	Annualized calculations may not recalculate due to rounding

Sustaining Capital Expenditures for the quarters ending September 30, 2005 and December 31, 2005 and year ending December 31, 2005 is forecasted as follows:

(dollars in millions)	Q3 2005 Outlook	Q4 2005 Outlook	Full Year 2005 Outlook

Capital expenditures	$21 to 35	$22 to 36	$62 to 92

Less: Revenue enhancing on existing sites	(7) to (9)	(5) to (7)	(20) to (25)

Less: Land purchases	(5) to (10)	(5) to (10)	(12) to (23)

Less: New site construction	(5) to (10)	(10) to (15)	(20) to (30)

Sustaining Capital Expenditures	$4 to 6	$2 to 4	$10 to 14

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Site Rental Gross Margin for the quarters ending September 30, 2005 and December 31, 2005 and for the year ending December 31, 2005 is forecasted as follows:

(dollars in millions)	Q3 2005 Outlook	Q4 2005 Outlook	Full Year 2005 Outlook
Site rental revenue	$149 to 151	$153 to 156	$590 to 595
Less: Site rental cost of operations	(49) to (51)	(49) to (51)	(194) to (196)

Site Rental Gross Margin	$98 to 100	$102 to 105	$395 to 400

Recurring Cash Flow for the quarters ending September 30, 2005 and December 31, 2005 and for the year ending December 31, 2005 is forecasted as follows:

(dollars in millions)	Q3 2005 Outlook	Q4 2005 Outlook	Full Year 2005 Outlook
Adjusted EBITDA	$80 to 82	$82 to 84	$320 to 325
Less: Interest expense	(28) to (30)	(28) to (30)	(130) to (134)
Less: Sustaining capital expenditures	(4) to (6)	(2) to (4)	(10) to (14)

Recurring Cash Flow	$47 to 49	$49 to 52	$175 to 180

Cautionary Language Regarding Forward-Looking Statements

This press release contains forward-looking statements and information that are based on our management’s current expectations. Such statements include, but are not limited to, plans, projections and estimates regarding (i) growth in our business, demand for our towers and leasing rates and activity, (ii) growth in wireless minutes, (iii) availability of appropriate investments and return on investments, (iv) currency exchange rates, (v) site rental revenue, (vi) repair and maintenance expense, (vii) customer payments, (viii) site rental cost of operations, (ix) site rental gross margin, (x) Adjusted EBITDA, (xi) interest expense, (xii) sustaining capital expenditures, (xiii) recurring cash flow (including recurring cash flow per share), (xiv) revenue enhancing capital expenditures on existing sites, (xv) land purchases, (xvi) new site construction, and (xvii) revenue generating capital expenditures. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing market conditions and the following:

•	Our business depends on the demand for wireless communications and towers, and we may be adversely affected by any slowdown in such demand.
•	The loss or consolidation of, network sharing among, or financial instability of any of our limited number of customers may materially decrease revenues.
•	An economic or wireless telecommunications industry slowdown may materially and adversely affect our business and the business of our customers.
•	Our substantial level of indebtedness may adversely affect our ability to react to changes in our business and limit our ability to use debt to fund future capital needs.
•	We operate in a competitive industry and some of our competitors have significantly more resources or less debt than we do.
•	Technology changes may significantly reduce the demand for site leases and negatively impact the growth in our revenues.
•	2.5G/3G and other technologies may not deploy or be adopted by customers as rapidly or in the manner projected.
•	We generally lease or sublease the land under our sites and towers and may not be able to extend these leases.
•	We may need additional financing, which may not be available, for strategic growth opportunities.
•	Restrictive covenants on our debt instruments may limit our ability to take actions that may be in our best interests
•	Laws and regulations, which may change at any time and with which we may fail to comply, regulate our business.
•	We are heavily dependent on our senior management.
•	Our network services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•	We may suffer from future claims if radio frequency emissions from wireless handsets or equipment on our towers are demonstrated to cause negative health effects.

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•	Certain provisions of our certificate of incorporation, bylaws and operative agreements and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•	Sales or issuances of a substantial number of shares of our common stock may adversely affect the market price of our common stock.
•	Disputes with customers and suppliers may adversely affect results.

Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the Securities and Exchange Commission.

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND OTHER FINANCIAL DATA (in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net revenues:
Site rental	$146,867	$132,507	$287,793	$262,687
Network services and other	20,818	18,248	36,997	32,951

Total net revenues	167,685	150,755	324,790	295,638

Costs of operations (exclusive of depreciation, amortization and accretion):
Site rental (including non-cash compensation charges)	47,759	45,618	95,439	90,220
Network services and other (including non-cash compensation charges)	14,403	12,106	25,871	23,141

Total costs of operations	62,162	57,724	121,310	113,361

General and administrative (including non-cash compensation charges)	23,890	27,367	46,437	49,633
Corporate development	787	371	1,219	810
Restructuring charges (credits) (including non-cash compensation charges)	—	—	8,477	(33)
Asset write-down charges	555	1,868	991	3,816
Depreciation, amortization and accretion	72,712	70,473	144,884	141,216

Operating loss	7,579	(7,048)	1,472	(13,165)
Interest and other income (expense)	(202,635)	(1,311)	(285,652)	(26,727)
Interest expense and amortization of deferred financing costs	(35,393)	(56,568)	(74,662)	(113,890)

Loss from continuing operations before income taxes and minority interests	(230,449)	(64,927)	(358,842)	(153,782)
Provision for income taxes	(147)	(684)	(291)	(1,337)
Minority interests	798	(277)	2,073	(408)

Loss from continuing operations	(229,798)	(65,888)	(357,060)	(155,527)
Income (loss) from discontinued operations, net of tax	2,347	15,108	848	28,110

Net loss	(227,451)	(50,780)	(356,212)	(127,417)
Dividends on preferred stock	(9,568)	(9,332)	(19,221)	(19,028)

Net loss after deduction of dividends on preferred stock	$(237,019)	$(60,112)	$(375,433)	$(146,445)

Per common share – basic and diluted:
Loss from continuing operations	$(1.10)	$(0.34)	$(1.70)	$(0.79)
Income (loss) from discontinued operations	0.01	0.07	—	0.13

Net loss	$(1.09)	$(0.27)	$(1.70)	$(0.66)

Common shares outstanding – basic and diluted	218,237	221,853	220,919	220,574

Adjusted EBITDA (before restructuring and asset write-down charges):
Site rental	$91,373	$79,781	177,372	158,814
Network services and other	(8,774)	(8,285)	(18,247)	(18,562)

Total Adjusted EBITDA	$82,599	$71,496	$159,125	$140,252

Non-cash compensation charges:
Site rental non-cash compensation charges	$71	$215	$118	$292
Network services non-cash compensation charges	35	109	59	148
General and administrative non-cash compensation charges	1,647	5,879	3,124	7,978

Total operating non-cash compensation charge	1,753	6,203	3,301	8,418
Restructuring non-cash compensation charges	—	—	6,424	—

Total non-cash compensation charges	$1,753	$6,203	$9,725	$8,418

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (in thousands)

	June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$258,962	$566,707
Receivables, net of allowance for doubtful accounts	13,059	28,366
Inventories	4,318	4,781
Deferred site rental receivable	4,974	6,395
Prepaid expenses and other current assets	28,001	28,771
Restricted cash (including amounts returned on July 15, 2005 of $24,451)	81,676	—
Assets of discontinued operations	—	3,693

Total current assets	390,990	638,713
Restricted cash	2,500	—
Property and equipment, net of accumulated depreciation	3,242,818	3,368,166
Goodwill	333,718	333,718
Deferred site rental receivable	88,734	84,928
Deferred financing costs and other assets, net of accumulated amortization	139,037	145,997

	$4,197,797	$4,571,522

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,398	$12,168
Accrued interest	8,701	43,308
Accrued compensation and related benefits	8,458	15,445
Deferred rental revenues and other accrued liabilities	117,130	116,326
Liabilities of discontinued operations	—	568
Long-term debt, current maturities	52,927	97,250

Total current liabilities	197,614	285,065
Long-term debt, less current maturities	1,975,686	1,753,148
Deferred ground lease payable	123,812	116,874
Other liabilities	39,798	44,302

Total liabilities	2,336,910	2,199,389

Minority interests	28,192	30,468
Redeemable preferred stock	508,709	508,040
Stockholders’ equity	1,323,986	1,833,625

	$4,197,797	$4,571,522

Note:	In accordance with the Indenture Agreement governing the Notes, all rental cash receipts for the month are restricted and held by the trustee. Amounts in excess of reserve balances as calculated by the trustee are returned to the Company on the 15th of the subsequent month.

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CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (in thousands)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net loss	$(356,212)	$(127,417)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, amortization and accretion	144,884	141,216
Losses on purchases of long-term debt	281,121	24,367
Amortization of deferred financing costs and discounts on long-term debt	2,370	5,773
Non-cash compensation charges	9,725	8,418
Asset write-down charges	991	3,816
Minority interests	(2,073)	408
Equity in losses and write-downs of unconsolidated affiliates	4,921	2,578
Loss (income) from discontinued operations	(848)	(28,110)
Interest rate swap termination payment	655	—
Changes in assets and liabilities:
Increase (decrease) in accrued interest	(34,607)	(5,358)
Increase (decrease) in accounts payable	(1,750)	(791)
Increase (decrease) in deferred rental revenues, deferred ground lease payables and other liabilities	(924)	823
Decrease (increase) in receivables	15,151	1,930
Decrease (increase) in inventories, prepaid expenses, deferred site rental receivable and other assets	(1,833)	(2,182)

Net cash provided by (used for) operating activities	61,571	25,471

Cash flows from investing activities:
Proceeds from investments and disposition of property and equipment	1,602	1,480
Capital expenditures	(21,932)	(19,244)
Investments in affiliates and other	—	(14,333)
Maturities of investments	—	62,650
Purchases of investments	—	(36,050)

Net cash provided by (used for) investing activities	(20,330)	(5,497)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	1,900,000	—
Proceeds from issuance of capital stock	25,086	26,273
Purchases and redemption of long-term debt	(1,793,291)	(267,359)
Payments under revolving credit agreements	(180,000)	(15,000)
Purchases of capital stock	(179,875)	(17,009)
Principal payments on long-term debt	—	(14,365)
Incurrence of financing costs	(29,665)	(412)
Initial funding of restricted cash	(48,968)	—
Net (increase) decrease in restricted cash	(35,208)	—
Interest rate swap payments	(6,381)	—
Dividends on preferred stock	(4,125)	—

Net cash used for financing activities	(352,427)	(287,872)

News Release continued:

Effect of exchange rate changes on cash	(532)	(921)
Discontinued operations	3,973	51,892

Net decrease in cash and cash equivalents	(307,745)	(216,927)
Cash and cash equivalents at beginning of period	566,707	409,584

Cash and cash equivalents at end of period	$258,962	$192,657

Supplemental disclosure of cash flow information:
Interest paid	$104,782	$111,925
Income taxes paid	7,291	337

CROWN CASTLE INTERNATIONAL CORP.

Summary Fact Sheet

(in $ thousands)

	Quarter Ended 9/30/04				Quarter Ended 12/31/04				Quarter Ended 3/31/05				Quarter Ended 6/30/05
	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC
Revenues
Site Rental	125,546	9,683	—	135,229	128,838	10,711	—	139,549	130,692	10,173	61	140,926	133,540	13,260	67	146,867
Services	13,900	975	81	14,956	16,907	1,003	76	17,986	14,138	2,041	—	16,179	19,082	1,736	—	20,818

Total Revenues	139,446	10,658	81	150,185	145,745	11,714	76	157,535	144,830	12,214	61	157,105	152,622	14,996	67	167,685

Operating Expenses
Site Rental	42,377	3,427	—	45,804	43,474	4,655	—	48,129	43,011	4,590	79	47,680	43,250	4,387	122	47,759
Services	9,201	892	624	10,717	11,494	825	575	12,894	10,277	915	276	11,468	13,092	924	387	14,403

Total Operating Expenses	51,578	4,319	624	56,521	54,968	5,480	575	61,023	53,288	5,505	355	59,148	56,342	5,311	509	62,162

General & Administrative
Site Rental	4,211	2,517	—	6,728	4,629	3,039	—	7,668	4,472	2,836	—	7,308	4,657	3,256	—	7,913
Services	14,403	—	1,805	16,208	16,303	—	1,125	17,428	14,587	—	652	15,239	15,199	—	778	15,977

Total General & Administrative	18,614	2,517	1,805	22,936	20,932	3,039	1,125	25,096	19,059	2,836	652	22,547	19,856	3,256	778	23,890

Operating Cash Flow	69,254	3,822	(2,348)	70,728	69,845	3,195	(1,624)	71,416	72,483	3,873	(946)	75,410	76,424	6,429	(1,220)	81,633

Corporate Development	211	—	—	211	434	—	—	434	—	—	432	432	—	—	787	787

Add: Non-Cash Compensation	1,433	9		1,442	3,212	16		3,228	1,506	14	28	1,548	1,513	107	133	1,753

Adjusted EBITDA	70,476	3,831	(2,348)	71,959	72,623	3,211	(1,624)	74,210	73,989	3,887	(1,350)	76,526	77,937	6,536	(1,874)	82,599

	Quarter Ended 9/30/04				Quarter Ended 12/31/04				Quarter Ended 3/31/05				Quarter Ended 6/30/05
	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC	CCUSA	CCAL	EmB	CCIC
Gross Margins:
Site Rental	66%	65%	N/M	66%	66%	57%	N/M	66%	67%	55%	N/M	66%	68%	67%	N/M	67%
Services	34%	9%	N/M	28%	32%	18%	N/M	28%	27%	55%	N/M	29%	31%	47%	N/M	31%
Operating Cash Flow Margins	50%	36%	N/M	47%	48%	27%	N/M	45%	50%	32%	N/M	48%	50%	43%	N/M	49%
Adjusted EBITDA Margin	51%	36%	N/M	48%	50%	27%	N/M	47%	51%	32%	N/M	49%	51%	44%	N/M	49%

Reconciliation of Non-GAAP Financial Measure (Adjusted EBITDA) to GAAP Financial Measure:

(in $ thousands)

	Quarter Ended
	9/30/2004	12/31/2004	3/31/2005	6/30/2005
Net income (loss)	$450,656	$(88,129)	$(128,761)	$(227,451)
Income (loss) from discontinued operations, net of tax	(509,140)	1,065	1,499	(2,347)
Minority interests	544	(1,154)	(1,275)	(798)
Credit (provision) for income taxes	(6,856)	149	144	147
Interest expense, amortization of deferred
financing costs	52,281	40,599	39,269	35,393
Interest and other income (expense)	13,552	37,985	83,017	202,635
Depreciation, amortization and accretion	69,925	72,424	72,172	72,712
Operating non-cash compensation charges	1,442	3,228	1,548	1,753
Asset write-down charges	—	3,836	436	555
Restructuring charges (credits)	(445)	4,207	8,477	—

Adjusted EBITDA	$71,959	$74,210	$76,526	$82,599

CCI FACT SHEET Q2 2005

$ in thousands

	Q2 '04	Q2 '05		% Change
CCUSA
Site Rental Revenue	$121,058	$133,540		10%
Ending Sites	10,608	10,606		0%

CCAL
Site Rental Revenue	$11,449	$13,260		16%
Ending Sites	1,388	1,388		0%

CC EmB
Site Rental Revenue	$0	$67		N/A
Ending Sites	—	—		N/A

TOTAL CCIC
Site Rental Revenue	$132,507	$146,867		11%
Ending Sites	11,996	11,994		0%

Ending Cash and Investments	$192,657	$258,962	*

Debt
Bank Debt	$1,455,385	$0
Bonds	$1,718,752	$2,028,613
6 1/4% & 8 1/4% Convertible Preferred Stock	$507,371	$508,709

Total Debt	$3,681,508	$2,537,322

Leverage Ratios
Net Bank Debt / LQA EBITDA	N/A	N/A
Net Bank Debt + Bonds / LQA EBITDA	10.4X	5.4X
Total Net Debt / LQA EBITDA	12.2X	6.9X
Last Quarter Annualized Adjusted EBITDA	$285,984	$330,396

*Excludes Restricted Cash of $84.2 million